US$750,000,000	Filed pursuant to rule 433
Floating Rate Senior Notes	File No. 333-157459
due 2013 (Re-opening)
Terms and Conditions:

Issuer:	Citigroup Inc.

Ratings:	A3 (negative outlook)/A (negative outlook)/A+ (stable) (Moody’s / S&P / Fitch)

Trade Date:	September 22, 2010

Settlement Date:	September 29, 2010 (T+5 days)

Maturity:	August 13, 2013

Par Amount:	$750,000,000. Upon settlement, the notes will form part of the same series as, and will be fungible with, Citigroup’s outstanding Floating Rate Senior Notes due 2013 issued on August 13, 2010, and the aggregate principal amount of this series of notes will be $1,500,000,000.

Floating Rate:	Three-month USD-BBA-LIBOR Reuters LIBOR01

Coupon:	Three-month USD LIBOR plus 2.00%. The interest rate for the current interest period is 2.38438% per annum.

Discount Margin:	Three-month USD LIBOR + 1.85%

Public Offering Price:	100.4382% plus accrued interest from August 13, 2010.

Net Proceeds to Citigroup:	$753,746,205.42 (including accrued interest but before expenses)

Interest Payment Dates:	Quarterly on the 13th of each February, May, August and November. With adjustment for period end dates on a modified following New York business day convention.

Interest Determination Date:	Two London Business Days prior to each Interest Reset Date

First Coupon:	November 13, 2010.

Day Count:	Actual/360.

Defeasance:	Applicable. Provisions of Sections 11.03 and 11.04 of the Indenture apply.

Redemption at Issuer Option:	Only for tax purposes.

Redemption for Tax Purposes:	Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-United States persons. Redemption as a whole, not in part.

Sinking Fund:	Not applicable.

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange.

Minimum Denomination / Multiples:	$1,000/ multiples of $1,000 in excess thereof

Book Manager:	Citigroup Global Markets Inc.

Co-Managers:	Cabrera Capital Markets, LLC Lebenthal & Co., LLC MFR Securities, Inc. M.R. Beal & Company Muriel Siebert & Co., Inc.

CUSIP:	172967 FG 1

ISIN:	US172967FG13

US$750,000,000	Filed pursuant to rule 433
Floating Rate Senior Notes	File No. 333-157459
due 2013 (Re-opening)
Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-157459. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.